EXHIBIT 10.27

Andrea Lampert
VP, Corporate Functions & Global Talent
Stanley Black & Decker

August 26, 2024
Deborah Wintner
Dear Deborah,
I am pleased to offer you the position of Senior Vice President, Chief Human Resources Officer at Stanley Black & Decker, Inc. (the “Company”). Your appointment has been approved by the Company’s Board of Directors (the “Board”) and your compensation package as outlined herein was approved by the Compensation and Talent Development Committee of the Board (the “Compensation Committee”) on July 24, 2024. The terms of your employment may be disclosed (publicly or to a regulator) if advisable and/or requested under applicable law. This is a full time, salaried exempt position. You will report directly to Don Allan, President & CEO.
EFFECTIVE DATE: The effective date of this appointment is August 1, 2024.
BASE SALARY: Your annual base salary (the “Base Salary”) will be $600,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal monthly payroll practices.
ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program per the terms and conditions of the plan. Your 2024 target bonus, effective August 1, 2024, is 85% of your base salary with a 42.5% threshold and 170% maximum of your base salary, payable by March 15th following each MICP plan year. You will receive a 2024 pro-rated bonus based on 7 months at 65% (using $534,000 salary) and 5 months at 85% (using $600,000 salary). Your bonus will continue to be tied to the Corporate Officer plan.
LONG-TERM INCENTIVES:
As part of your annual compensation package, you will continue to be eligible to participate in the Annual Long-Term Incentive Program pursuant to the Company’s 2024 Omnibus Award Plan (the “Plan”) or a successor thereto.
Annual Equity Grant: Equity grants are typically made in February of each year. For your February 2025 grant, you will receive $1,100,000 (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), and 25% Restricted Stock Units (RSUs) and 25% Stock Options. The RSU and Stock Option grants will typically vest 1/3 per year over three years. The 2025 -2027 LTIP PSU program is tied to specific corporate goals over the Program’s three-year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved. Equity grants are subject to the terms of the Plan and your applicable award agreements.
Long-term incentive grants are contingent on the review and approval by the Board of Directors.
BENEFITS & PERQUISITES: Your benefits and perquisites will not change from your prior role as SVP, HR Operations.
STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.
Shortly after the Effective Date, we expect to execute a Change in Control Agreement that will provide you with a 2.5x total cash benefit (base salary + average 3-year bonus) upon a double trigger event (i.e., Change in Control and involuntary termination) as defined in the agreement.
In the event the Company terminates your employment involuntarily, in the absence of your violation of Company rules or misconduct you will be entitled to one year of base salary as severance during which time life, health and welfare benefits shall continue as if you were actively employed, whereas disability coverage, as well as certain voluntary and retirement benefits, will cease upon termination. In addition, you would receive a pro-rated annual bonus payout, to the extent earned in relation to the performance metrics, based on the number of complete months of your active service during the year of any such involuntary termination without cause.
OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.
There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me.
Sincerely,
Andrea Lampert

I, Deborah Wintner, hereby accept the offer presented above on this _______8_____ day of ____August_______ 2024. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment and fully supersedes any other agreements, understandings, or promises from any representative of the Company.
Signature: /s/ Deborah Wintner
Enclosures: Stock Ownership Guidelines, Executive Compensation Booklet
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